EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 6, 2018 by and between OncoCyte Corporation (“OncoCyte”), a California corporation, and Albert Parker (“Executive”).

1. Engagement; Position and Duties.

(a) OncoCyte agrees to employ Executive in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the date of this Agreement. Executive shall perform the duties and functions described on Exhibit A and such other duties as the executive(s) to whom Executive reports or the Board of Directors of OncoCyte may from time to time determine. Executive shall devote Executive’s best efforts, skills, and abilities to the business of OncoCyte and any Subsidiaries pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board of Directors (the “Policies”). Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future. Executive may be provided with a copy of OncoCyte’s employee manual (the “Manual”) which contains the Policies. OncoCyte may change its Policies from time to time, in which case Executive will be notified of the changes in writing by a memorandum, a letter, or an update or revision of OncoCyte’s employee manual.

(b) Performance of Services for Subsidiaries. Executive acknowledges and agrees that although OncoCyte does not have any subsidiaries as of the Effective Date, it is possible that OncoCyte will organize or acquire one or more subsidiary companies in the future, which may be wholly-owned or partially owned by OncoCyte (each a “Subsidiary”). In addition to the performance of services for OncoCyte, Executive shall, to the extent so required by OncoCyte, also perform services for one or more Subsidiaries, provided that such services are consistent with the kind of services Executive performs or may be required to perform for OncoCyte under this Agreement. If Executive performs any services for any Subsidiary, Executive’s compensation shall not be increased or reduced on account of his performance of such services. The Policies will govern Executive’s employment by OncoCyte and any Subsidiaries for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies governing executive officers or employees generally as may be established from time to time by the board of directors of any Subsidiary for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by OncoCyte.

(c) No Conflicting Obligations. Executive represents and warrants to OncoCyte that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies. Executive may serve on a paid board, subject to no conflict of interest and approval from the Chairman of the Board.

(d) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to OncoCyte that Executive will not use or disclose, in connection with Executive’s employment by OncoCyte or any Subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that OncoCyte or a Subsidiary holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to OncoCyte that Executive has returned all property and confidential information belonging to any prior employer, other than his current consulting clients.

2. Compensation

(a) Salary. During the term of this Agreement, OncoCyte shall pay to the Executive the salary shown on Exhibit A. Executive’s salary shall be paid in equal biweekly installments, consistent with OncoCyte’s regular salary payment practices. Executive’s salary may be increased from time-to-time by OncoCyte, in OncoCyte’s sole and absolute discretion, without affecting this Agreement.

(b) Bonus. Executive may be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on Executive’s performance and achievement of goals or, milestones set by the Board of Directors from time to time. Executive agrees that the Board of Directors of OncoCyte may follow the recommendations of the Compensation Committee of the Board of Directors of OncoCyte in determining whether to award a bonus or to establish performance goals or milestones. Executive also agrees that the Board of Directors and OncoCyte are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by OncoCyte or Executive attaining the bonus performance goals for Executive established by the Board of Directors or its Compensation Committee; provided, that unless otherwise provided in a bonus plan or award, a bonus shall not be earned until paid and shall not be paid unless Executive remains an employee of OncoCyte on the date of payment.

(c) Expense Reimbursements. OncoCyte or a Subsidiary shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to his primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(d) Benefit Plans. Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by OncoCyte (or a Subsidiary) for its executive officers or other employees. OncoCyte and the Subsidiaries have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other OncoCyte executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of OncoCyte or any Subsidiary (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award.

(e) Vacation; Sick Leave. Executive shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A or as may be provided by the Policies. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of OncoCyte and its Subsidiaries. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of OncoCyte’s fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3. Competitive Activities. During the term of Executive’s employment, and for one year thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by OncoCyte or any Subsidiary. During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that to the best of Executive’s knowledge competes with the business of OncoCyte or any Subsidiary. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of OncoCyte’s or a Subsidiary’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of OncoCyte or a Subsidiary. Executive has accepted the limitations of this Section as a reasonably practicable means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4. Inventions/Intellectual Property/Confidential Information

(a) As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property. Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by OncoCyte, or any Subsidiary, which Executive may conceive or make while performing services for OncoCyte or a Subsidiary shall be the sole and exclusive property of OncoCyte or the applicable Subsidiary and is referred to in this Agreement as OncoCyte Intellectual Property. Executive hereby irrevocably assigns and transfers to OncoCyte, or a Subsidiary, all rights, title and interest in and to all OncoCyte Intellectual Property that Executive may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. OncoCyte and the Subsidiaries will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such OncoCyte Intellectual Property.

(b) Moral Rights. To the extent allowed by law, the rights to OncoCyte Intellectual Property assigned by Executive to OncoCyte or any Subsidiary includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by OncoCyte or a Subsidiary and agrees not to assert any Moral Rights with respect thereto. Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by OncoCyte or Subsidiary.

(c) Execution of Documents; Power of Attorney. Executive agrees to execute and sign any and all applications, assignments, or other instruments which OncoCyte or a Subsidiary may deem necessary in order to enable OncoCyte or a Subsidiary, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the OncoCyte Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in OncoCyte or a Subsidiary the sole and exclusive right, title, and interest in and to the OncoCyte Intellectual Property. If OncoCyte or a Subsidiary is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints OncoCyte or any Subsidiary or its designee as Executive’s agent and attorney-in-fact, to act on Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect OncoCyte’s or a Subsidiary’s rights in the OncoCyte Intellectual Property”: Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d) Disclosure of Intellectual Property. Executive agrees to disclose promptly to OncoCyte or a Subsidiary all OncoCyte Intellectual Property that Executive may create or conceive solely, jointly, or commonly with others.

(e) Limitations. The obligations provided for by this Section 4 do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of OncoCyte or a Subsidiary was used and which was developed entirely on the Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of OncoCyte or a Subsidiary, or to the actual or demonstrable anticipated research or development activities or plans of OncoCyte or a Subsidiary, or (ii) which does not result from any work performed by Executive for OncoCyte or a Subsidiary. All Intellectual Property that (l) results from the use of equipment, supplies, facilities, or trade secret information of OncoCyte or a Subsidiary; (2) relates, at the time of conception or reduction to practice of the invention, to the business of OncoCyte or a Subsidiary, or actual or demonstrably anticipated research or development of OncoCyte or a Subsidiary; or (3) results from any work performed by Executive for OncoCyte or a Subsidiary shall be deemed OncoCyte Intellectual Property and shall be assigned and is hereby assigned to OncoCyte or the applicable Subsidiary. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit B. If Executive wishes to clarify that something created by Executive prior to Executive’s employment by OncoCyte that relates to the actual or proposed business of OncoCyte is not within the scope of this Agreement, Executive has listed it on Exhibit C in a manner that does not violate any third-party rights.

(f) Confidential and Proprietary Information. During Executive’s employment, Executive will have access to trade secrets and confidential information of OncoCyte and one or more Subsidiaries. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to OncoCyte, a Subsidiary, or any third party, that OncoCyte or a Subsidiary has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive’s possession prior to Executive’s employment with OncoCyte and was not assigned to OncoCyte or a Subsidiary or was not disclosed to Executive in Executive’s capacity as a director or other fiduciary of OncoCyte or a Subsidiary; or (iii) information disclosed to Executive, after the termination of Executive’s employment by OncoCyte, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from OncoCyte or a Subsidiary, and who is not subject to an obligation to keep such information confidential for the benefit of OncoCyte, a Subsidiary, or any third party with whom OncoCyte or a Subsidiary has a contractual relationship. Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s employment by OncoCyte any Subsidiary. Executive further agrees that Executive will not, without the prior written approval by OncoCyte or a Subsidiary, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s employment or at any time thereafter, except as required by OncoCyte or a Subsidiary in the course of Executive’s employment.

5. Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by OncoCyte (and the employment of Executive by any Subsidiary by be terminated by the Subsidiary) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon te1mination of Executive’s employment, OncoCyte and the Subsidiaries shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Subsidiary.

(a) Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with OncoCyte and all Subsidiaries at any time and for any reason, In the event of the termination of Executive’s employment by OncoCyte for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or te1mination of employment.

(i) Termination/or Cause, Death, Disability, or Resignation. In the event of the termination of Executive’s employment by OncoCyte for Cause, or termination of Executive’s employment as a result of death, disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii) Termination Without Cause. In the event of termination of Executive’s employment by OncoCyte without Cause on or after August 6, 2018, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to six months’ base salary, which may be paid in a lump sum or, at the election of OncoCyte, in installments consistent with the payment of Executive’s salary while employed by OncoCyte, subject to such payroll deductions and withholdings as are required by law. This paragraph shall not apply to (x) termination of Executive’s employment by a Subsidiary if Executive remains employed by OncoCyte, or (y) termination of Executive’s employment by OncoCyte if Executive remains employed by a Subsidiary.

(iii) Change of Control. If, on or after November 6, 2018, OncoCyte (or any successor in interest to OncoCyte that has assumed OncoCyte’s obligation under this Agreement) terminates Executive’s employment without Cause or Executive resigns for “Good Reason” within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) and (a)(ii) of this Section, and (B)) payment in an amount equal to twelve months’ base salary. This paragraph shall not apply to (x) termination of Executive’s employment by a Subsidiary if Executive remains employed by OncoCyte or a successor in interest, or (y) termination of Executive’s employment by OncoCyte or a successor in interest if Executive remains employed by a Subsidiary.

(iv) If an event occurs that entitles Executive to severance payments, Executive’s base salary then in effect shall be used for determination of severance payments.

(b) Release. Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims against OncoCyte or its successor in interest and the Subsidiaries (in a form prescribed by OncoCyte or its successor in interest), (ii) has returned all property in the Executive’s possession belonging OncoCyte or its successor in interest and any Subsidiaries, and (iii) if serving as a director of OncoCyte or any Subsidiary, has tendered his written resignation as a director as provided in Section 7.

(c) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting securities entitling them to elect a majority of the directors of OncoCyte.

(ii) “Cause” means: (A) the failure to properly perform Executive’s job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to OncoCyte or any Subsidiary; (C) conviction of, or plea of guilty or “no contest” to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with OncoCyte or any Subsidiary; (E) failure to follow the lawful directions of the Board of Directors of OncoCyte or any Subsidiary; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which OncoCyte, any Subsidiary, or any of OncoCyte’s affiliates is a party, a material undisclosed financial benefit for Executive or for any member of Executive’s immediate family or for any corporation, partnership, limited liability company, or trust in which Executive or any member of Executive’s immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of OncoCyte (or a Subsidiary or an affiliate of OncoCyte) based upon gender, race, religion, ethnicity, or nationality.

(iii) “Change of Control” means (A) the acquisition of Voting Securities of OncoCyte by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of OncoCyte; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section l3(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of OncoCyte; or (C) a merger or consolidation of OncoCyte with or into another corporation or entity in which the stockholders of OncoCyte immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of OncoCyte or merging or consolidating with OncoCyte are one or more Subsidiaries.

(iv) “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v) “Good Reason” means (A) a diminution in Executive’s base salary; (B) a material change in geographic location at which Executive must perform services (a change in location of the OncoCyte office at which Executive will primarily work will be considered material only if it increases Executive’s current one-way commute by more than fifty (50) miles); (C) any material failure of the successors to OncoCyte after a Change of Control to perform, or causing OncoCyte not to perform, OncoCyte’ obligations under this Agreement; (D) any action or inaction of OncoCyte that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in Executive’s duties, authorities, responsibilities, or reporting structure (for example, if Executive is required to report to anyone other than a Chief Executive Officer or the Board of Directors of OncoCyte or its successor).

(vi) “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii) “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to OncoCyte and all Subsidiaries all equipment and other property belonging to OncoCyte and the Subsidiaries, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of OncoCyte and any Subsidiaries; (d) any and all Intellectual Property developed by Executive during the course of employment; and (e) the Manual and memoranda related to the Policies.

7. Resignation as a Director on Termination of Employment. If Executive’s employment by OncoCyte is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by OncoCyte with or without Cause, and if Executive is then a member of the Board of Directors of OncoCyte or any Subsidiary, Executive shall within two business days after such termination of employment resign from the Board of Directors of OncoCyte and from the board of directors of each and every Subsidiary, by delivering to OncoCyte (and each Subsidiary, as applicable) a letter or other written communication addressed to the Board of Directors of OncoCyte (and each Subsidiary, as applicable) stating that Executive is resigning from the Board of Directors of OncoCyte (and each Subsidiary, as applicable) effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8. Arbitration. It is the intention of Executive and OncoCyte that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement. Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all claims or controversies between OncoCyte or any Subsidiary and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement (including but not limited to the applicability and enforceability of provisions of this Section 8 with respect to any dispute, claim, or controversy) or the Policies; (b) all contract or tort claims of any kind; and (c) any .claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association or the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), as selected by OncoCyte or a Subsidiary. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over OncoCyte and Executive. The location of the arbitration shall be San Francisco, California. Unless OncoCyte or a Subsidiary and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or JAMS. OncoCyte, or a Subsidiary if the Subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. OncoCyte and any Subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

11. Complete Agreement, Modification. This Agreement is the complete agreement between Executive and OncoCyte on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by OncoCyte or any Subsidiary and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by OncoCyte and Executive.

12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

13. Assignability. This Agreement, and the rights and obligations of Executive and OncoCyte under this Agreement, may not be assigned by Executive. OncoCyte may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of OncoCyte’s obligations under this Agreement.

14. Survival. This Section 14 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

[Signatures To This Employment Agreement Found On The Following Page]

IN WITNESS WHEREOF, Executive and OncoCyte have executed this Agreement on the day and year first above written.

EXECUTIVE:		ONCOCYTE CORPORATION:

By:	/s/ Albert P. Parker	By:	/s/ William Annett
	Albert P. Parker		William Annett
Title:	Chief Operating Officer	Title:	Chief Executive Officer

Address:		Address:
1010 Atlantic Avenue, Suite 102		1010 Atlantic Avenue, Suite 102
Alameda, CA 94501		Alameda, California 94501

[Signatures To The Employment Agreement]

EXHIBIT A

Job Title: Chief Operating Officer (“COO”)

Description of Job and Duties: OncoCyte agrees to employ Executive in the position of Chief Operating Officer. Executive shall perform the duties and functions as are normally carried out by a Chief Operating Officer of a developer of cancer diagnostic tests and products of a size comparable to OncoCyte that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, and as the Board of Directors of OncoCyte (the “Board of Directors”) shall from time to time reasonably determine. Without limiting the generality of the immediately preceding sentence, Executive shall:

○	Lead and develop the daily operations of OncoCyte to include CLIA Lab and QA/Regulatory to ensure projects and key milestones are met.

○	Responsible for strategy and business development in partnership with CEO, CFO, and Board of Directors (“Board”). Will define and execute strategic initiatives focused on refining product/service offerings portfolio, market scope and reach of OncoCyte products and technology; accelerating commercialization of diagnostic testing products/services. Will be responsible for a productive and focused business development.

○	Is responsible for working with the Finance and Strategy Committee of the Board to collaboratively develop company strategy and business development opportunities

○	Will work closely with CLIA Operations, QA/Regulatory, Research and Process Development to ensure smooth transition from R&D to production in the lab.

○	Will lead and develop Quality and Regulatory systems to support effective and efficient operations in partnership with internal resources and functional leaders.

○	Will work closely with the CEO on setting agenda for the Sr. Leadership Team meeting and helping to establish the policies, procedures and culture of the company.

○	Will present each quarter to the Board on the quality systems of the company in relationship to the CLIA Lab and R&D activities.

○	Other duties as assigned.

Reports to: Chief Executive Officer (“CEO”)

Annual Salary: $340,000, which may not be reduced in the first four months of employment. After initial four month period of employment, reduction of hours and subsequent reduction in salary may occur if OncoCyte and Executive mutually agree to reduce Executive’s hours and/or the scope of duties. If an event occurs entitling Executive to severance payments pursuant to Section 5 of this Agreement, after a salary reduction, the severance payments will be calculated on the reduced salary.

Expenses: Executive may be reimbursed up to $10,000 by OncoCyte for expenses related to legal and tax accounting associated with accepting this COO position. For a reasonable interim period, all expenses for hotel and meals will be reimbursed through OncoCyte’s expense report system, and reasonable airfare between CA and PA will also be reimbursed in accordance with OncoCyte’s travel policy and expense report system.

Target Bonus: Subject to the discretion of the Board of Directors, and as provided in Section 2(b) of this Agreement, Executive will be considered for a yearly discretionary performance bonus in the range of 0 – 100% with an annual target of 40% of your base salary.

Stock Options: Options to purchase 250,000 shares of OncoCyte common stock under OncoCyte’s Employee Stock Option Plan (the “Plan”). The exercise price of the options shall be the fair market value of OncoCyte’s common shares on the date of grant determined in accordance with the Plan. The date of grant of the options shall be the date on which Executive’s employment by OncoCyte commended. Executive shall execute a stock option agreement consistent with the terms of the option grant and the Plan. Options to purchase 200,000 shares shall vest and thereby become exercisable upon the attainment of DetermaVu development milestones as follows, provided, that Executive is an employee of OncoCyte or a Subsidiary on the applicable vesting date:

1.	35,000 options will vest after successful completion of a R&D Validation Study*

2.	50,000 options will vest when a Clinical Validation study begins*

3.	65,000 options will vest upon successful completion of a Clinical Validation study*

4.	50,000 options will vest upon filing of a Medicare dossier

*	For the purpose of determining whether the stock option vesting milestone has been attained, the date on which the R&D Validation Study shall have been successfully completed, or a Clinical Validation Study shall be deemed to have commenced or to have been successfully completed, shall be the date on which the Senior Vice President-Research & Development, or in his absence the Chief Executive Officer, reports to the Science & Technology Committee that the particular study has been commenced or successfully completed, as applicable.

Options to purchase 50,000 shares shall vest upon the completion of six months of service as an executive officer or employee of OncoCyte or a Subsidiary.

Except to the extent that provisions of the Plan relating to termination of service as an employee apply, to the extent not exercised, the options shall expire ten years from the effective date of grant. The options shall be incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code.

Paid Time Off: Executive shall be entitled to a total of twenty business days per year as “paid time off,” accrued on a biweekly pay period basis for vacation, extended sick leave, personal use; plus, an additional 24 hours of sick time per calendar year.

EXHIBIT B

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

PRIOR MATTERS

None